Exhibit 10.4

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

EXECUTION COPY

DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

This agreement is made as of November 9, 2016 (“Effective Date”) between CMC ICOS BIOLOGICS, INC., a Washington corporation (“CMC”), and CYTODYN INC., a Delaware corporation (“Customer”).

•	CMC provides bioprocessing services to pharmaceutical and biotechnology companies;

•	Customer wishes to contract with CMC for the provision of the Services pursuant to one or more Work Statements that may be entered into from time to time during the Term; and

•	CMC is willing to perform the Services on the terms in this agreement and the Quality Agreement.

Therefore, the parties agree as follows:

1.       DEFINITIONS. Capitalized terms used in the main body of this agreement but not otherwise defined in the main body are defined in Appendix I.

2.       PERFORMANCE OF THE SERVICES

2.1	Work Statements. The Services will be described in one or more Work Statements. As of the Effective Date, the parties are entering into Work Statement No. 1 attached as Appendix III. From time to time during the Term, the parties may enter into additional Work Statements for the performance of Services. Each Work Statement will be signed by each party and will be governed by this agreement.

2.2	Standards. CMC will use Commercially Reasonable Efforts to perform the Services and meet the Timeline and, where required by the Work Statement, comply with applicable cGMP standards and the Specification. The parties will evaluate CMC’s efforts taking into account the experimental nature of the Services, and the Services being dependent on living systems.

2.3	Totality of Services. CMC will not perform any Services other than those described in the Work Statement. Due to the nature of the Services, however, changes to the Services may be necessary to achieve the Objective. If changes to the Services are necessary, the parties will promptly meet to negotiate and agree on those changes in writing. Changes to the Services may affect the Price and Timeline.

2.4	Project Team

2.4.1	Each party will name and notify the other party of its representatives who will form the project team and who will be responsible for planning, executing and discussing issues regarding the Services and communicating with the other party (“Project Team”).

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

2.4.2	The Project Team will schedule meetings at least once every two weeks or as otherwise agreed by the Project Team for the purpose of communicating updates on the performance of the Services and providing an initial forum for discussing and resolving any issues encountered with the Services. These meetings will be conducted by telephone or, if necessary, by face-to-face meetings. Each party is responsible for its own costs in attending these meetings.

2.4.3	Any decision by the Project Team that amends the Services will not be binding unless it is recorded in writing and agreed to and signed by authorized representatives of both parties per Section 15.4.

3.       CUSTOMER MATERIALS

3.1	Transfer. Customer must deliver and transfer to the CMC Facility and CMC’s personnel the Customer Materials and other information described in the Work Statement by the deadline in the Work Statement. If relevant, that information must include a full description of the Process and all Customer Know-How relevant to the Cell Line, Customer Materials, Drug Substance and Process. All information must be provided in written form and in English.

3.2	Customer Assistance. Customer must promptly and, in any event, within five Business Days after the request, make available to CMC suitably qualified and skilled employees to assist in the transfer of the Customer Know-How, Customer Materials and Process to CMC.

3.3	MSDS. At least 30 Business Days before the delivery of the Customer Materials (including, where applicable, the Cell Line) Customer must provide to CMC an accurate and complete written risk assessment (in English) for genetically modified organisms that details the hazards, storage and handling recommendations for the Customer Materials (“Materials and Safety Data Sheet”).

3.4	Return of Customer Materials. Within 30 days after completion of the Services, Customer must notify CMC whether it wants CMC to return the Customer Materials to Customer or a third party storage facility or if it wants CMC to dispose of the Customer Materials, in each case, at Customer’s expense. If Customer fails to give the notice required by this Section 3.4 within 30 days after the completion of the relevant Services, CMC will either dispose of Customer Materials at Customer’s expense or return them to the Customer at Customer’s expense, in its sole discretion and without liability to Customer.

4.       TIMELINE CHANGES, SPECIFICATION AND CGMP CHANGES

4.1	Timeline Changes

4.1.1.	The parties may revise the Timeline by mutual agreement; provided, that the revised Timeline is in writing and agreed by the Project Team.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

4.1.2	In addition, CMC may revise the Timeline if a Non-Fault Delay occurs, keeping the revised Timeline as close as possible to the Timeline in effect immediately before the Non-Fault Delay. CMC is not liable for failure to meet the Timeline to the extent that any Non-Fault Delay contributes to the failure.

4.2	Specification and Quantities

4.2.1	CMC must use Commercially Reasonable Efforts to manufacture Product to meet the Specification where required by the Work Statement. However, CMC is not obligated to manufacture Product to meet the Specification if:

(a)	the Product has not been previously manufactured to that Specification by CMC at the same scale and using the same Process and Cell Line; or

(b)	the Batch is the first Batch at GMP scale to be manufactured to Specification or it has never been manufactured to Specification by CMC under this agreement.

4.2.2	The Specification may be revised by the parties if agreed by the Project Team in writing and signed by both parties. If the parties cannot agree to a revised Specification, the previous agreed on Specification applies. The parties shall engage in good faith discussions regarding any revisions to the Specification requested by a regulatory authority within the US or Europe.

4.2.3	All quantities of Product are estimates only. CMC is not liable for any low or unexpected yield, except to the extent caused by its gross negligence, willful misconduct or breach of this Agreement.

4.3	Changes in cGMP. If there are any material and unforeseen changes in cGMP or manufacturing regulations issued under law that impact the Services and

4.3.1	are specific to the Product and not of general requirement for biologics contract manufacturing services; and

4.3.2	require capital or other investment by CMC for the performance of the Services in excess of the total Price of the Services resulting in the financial returns under this agreement being substantially affected to CMC’s detriment;

then CMC must notify Customer and the parties must in good faith discuss ways to continue the Services while overcoming the financial detriment by, for example, increasing the Price in an equitable and reasonable manner. If the parties do not reach agreement within 30 Business Days after CMC’s notice and CMC has substantiated the financial detriment, then either party may terminate this agreement on notice.

5.       MANUFACTURING CAPACITY AND CANCELLATION FEES

5.1	Reservations and Scheduling

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

5.1.1	As of the Effective Date, and at the execution of each Work Statement, CMC will reserve Slots in its cGMP manufacturing suite sufficient for those cGMP Batches to be manufactured under the Services according to the then-current Timeline.

5.1.2	If the Timeline is amended and that amendment affects the scheduled Slot for any Batch, CMC will update its manufacturing schedule and reserve a new Slot for each affected Batch. CMC will reserve those Slots as near in time to the existing vacated Slots as CMC’s then-current schedule will permit, taking into account reserved slots under CMC’s existing manufacturing schedule for its whole facility.

5.2	Cancellation of cGMP Batches

5.2.1	Customer must pay CMC the cancellation fees stated below if any cGMP Batch or other Batch scheduled for manufacture in CMC’s cGMP facility (e.g., an engineering batch) is delayed, vacated or cancelled as a result of

(a)	Customer terminating the Batch, Slot or this agreement except for termination of this agreement under Section 12.2 (“Termination for Default”) where CMC is the “Defaulting Party;”

(b)	CMC terminating the Batch, Slot or this agreement pursuant to Section 4.3 (“Changes in cGMP”), 12.2 (“Termination for Default”) where Customer is the “Defaulting Party” or 12.5 (“Termination for Certain Unresolved Indemnity Claims”);

(c)	CMC terminating the Batch, Slot or this agreement pursuant to Section 12.4 (“Termination for Scientific or Technical Delays”).

(d)	a Non-Fault Delay (each, “Cancelled Batch”).

5.2.2	Customer must pay the following amounts to CMC for each Cancelled Batch (“Cancellation Fees”); [*]:

Timing of Notice of Cancellation	Cancellation Fees*
Notice [*] prior to the scheduled Commencement Date and notice of cancellation served on the Commencement Date or during a Batch.	[*] Price of the Cancelled Batch
Notice served [*] before the scheduled Commencement Date.	[*] Price of the Cancelled Batch
Notice served [*] before the scheduled Commencement Date.	[*] Price of the Cancelled Batch
Notice served [*] before the scheduled Commencement Date.	[*] Price of the Cancelled Batch

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

For Section 5.2.2, the date of service of notice of a Cancelled Batch is the earlier of (a) the date notice to terminate a Batch, Slot or this agreement is given by the terminating party to the other party; (b) the date that the new Timeline has been agreed by the parties; or (c) CMC has given notice that the Timeline has been updated.

If CMC sells to a new third party customer (“Other Customer”) capacity not previously reserved or contemplated by that Other Customer at the time of the cancellation, filling the Slot that would have been used for Customer had the Cancelled Batch not occurred, then CMC shall reduce the payment due under Section 5.2.2 by a sum equal to the fee paid by the Other Customer (after accounting for out-of-pocket costs incurred by CMC to accomplish such mitigation).

6.       PACKAGING, DELIVERY, STORAGE, EXAMINATION, DEFECTS AND SAMPLES

6.1	Packaging. CMC will package all Cell Lines, Product and perishable Deliverables to be Delivered in accordance with the Specification, the applicable Work Statement, CMC’s applicable packaging SOPs, Regulatory Obligations and industry standards applicable to the handling and packaging of biologic material.

6.2	Delivery

6.2.1	CMC will provide Customer with advance notice of the anticipated date of Delivery of Product. Notice will be provided at least five Business Days before CMC is to Deliver that Product.

6.2.2	Except as stated in Section 6.2.4 or in the Specifications, all Product that CMC manufactures under this agreement will be released to Customer Ex Works (Incoterms 2012) at CMC’s Facilities at 9:00 am local time on the date specified in CMC’s notice to Customer. Product will be considered “delivered” on the date Product is so released (“Delivery” or “Delivered”). Customer may arrange collection at any time during normal business hours on Business Days or other times as may be agreed by the parties.

6.2.3	CMC has no obligation to clear for export or import any Deliverables but will reasonably assist Customer, at Customer’s expense, in obtaining, export or import licenses, consents or permissions.

6.2.4	Data, results, Batch records and Drug History Records will be delivered by mail, electronic mail or posted to a shared data room or sharepoint site.

6.3	Release For Further Processing. Subject to, and if permitted by, Regulatory Obligations, Customer may request that CMC Deliver Product to Customer before CMC issues a Certificate of Analysis (“Release For Further Processing”). Any Product that is the subject of Release For Further Processing must until the applicable Certificate of Analysis is issued by CMC

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

6.3.1	not be administered to any living organism;

6.3.2	be handled by Customer with the utmost care as if it were an unknown substance; and

6.3.3	be accepted at Customer’s sole risk and liability.

Unless caused by CMC’s gross negligence or willful misconduct, CMC is not liable for any loss or damage caused by Product that is the subject of Release For Further Processing.

6.4	Title and Risk. Title and risk of loss in the Deliverables transfers to Customer on Delivery.

6.5	Storage and Transport. If Customer elects to have a shipping company or other agent (“Shipping Company”) collect and transport the Product on Delivery, Customer must

6.5.1	inform CMC of Customer’s designated Shipping Company before the collection of the Product;

6.5.2	coordinate with the Shipping Company for the shipment of the Product; and

6.5.3	ensure that the Product is stored and transported in accordance with the Shipping Guidelines.

CMC is not responsible for any shipping costs of the Shipping Company.

6.6	Storage. If Customer or Customer’s Shipping Company is unable to collect the Product at the time of Delivery, CMC will store the Product for a period of 20 Business Days after Delivery, at Customer’s request. Storage of the Product at CMC’s premises after Delivery is at Customer’s sole risk and expense, except that CMC will be responsible for damage to the Product to the extent that damage is caused during storage by CMC solely by an act of CMC’s gross negligence or misconduct. If the Product has not been collected by Customer or Customer’s Shipping Company within 20 Business Days after Delivery, CMC will notify Customer. If Customer or Customer’s Shipping Company fails to collect the Product within five (5) Business Days after the date of that notice, CMC may, without notifying Customer and without any liability to Customer, either, in its sole discretion, dispose of the Product or continue to store the Product at a cost to Customer in the amount stated in Appendix II. If CMC elects to continue to store the Product, then CMC may subsequently dispose of the Product if Customer or Customer’s Shipping Company fails to collect the Product within five Business Days after notice given in accordance with Section 15.9.

6.7

Samples. CMC must store regulatory reserve samples (e.g., GMP retention samples) of all cGMP Product released by CMC’s quality department with a Certificate of Analysis for the period required by applicable Regulatory Obligations and industry standards applicable to the storage of reserve samples, which in the absence of a definitive time period is 15 years from the date of release or Delivery of the applicable Product. CMC is solely responsible for the maintenance and disposal of these regulatory reserve samples. After the expiration of the relevant time period, CMC may, without notifying Customer,

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

destroy the samples or otherwise dispose of them in its sole discretion unless Customer contacts CMC in writing pursuant to Section 15.9 before the expiration date, and CMC and Customer then agree to an alternate plan in a written agreement signed by both parties before the expiration of that period.

6.8	Shipping Guidelines. If Customer intends to test the Product and wants to reserve its right to make a claim against CMC under this Section 6 for defective Product, Customer must ensure that the Product since collection from CMC’s Facility is always stored and transported in accordance with the Shipping Guidelines. Failure to comply with the Shipping Guidelines before or after serving a Defect Notice (as defined below) will invalidate Customer’s right to make any claim under this agreement for defects in those Products.

6.9	Examination of Products for Defects

6.9.1	Customer must promptly examine and test the Products for (a) defect and non-conformity with any applicable cGMP standards that the Products are required to meet under this agreement, and (b) in the case of Product manufactured to Specification and released with a Certificate of Analysis, the failure of the Product to meet Specification (a “Defect”). Product that is not specified in the Work Statement to meet cGMP cannot be considered Defective Product.

6.9.2	Where any alleged Defect is identified, Customer must notify CMC in writing (“Defect Notice”) within [*] after receipt of the Product. To be effective, a Defect Notice must identify

(a)	the Product;

(b)	the date of Delivery and collection;

(c)	reasonable detail of the Defect, including test results;

(d)	where applicable full disclosure of the methodology of all analytical tests performed on the Product and the results of those tests;

(e)	confirmation that the Products have been stored and transported in accordance with the applicable Shipping Guidelines; and

(f)	where the Customer asserts that the Defect is due to CMC, the reasons for that assertion.

6.9.3	In consultation with CMC, Customer must return samples of the Products that are subject to the Defect Notice in accordance with the Shipping Guidelines to CMC within 15 Business Days after the date of the Defect Notice.

6.9.4	Following receipt of the Defect Notice, CMC must promptly investigate whether the Defect is due to CMC’s negligence or failure to comply with its obligations under this agreement and must report to Customer within 20 Business Days after receipt of the samples whether CMC accepts responsibility for the Defect.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

6.9.5	If a Defect in any Product is not notified to CMC in accordance with the provisions and time limits stipulated in this Section 6.9, the Product will be considered accepted and free of Defects, and Customer will have no further remedy against CMC for that Batch of Product.

6.10	Consequences of Defective Product

6.10.1	If Customer demonstrates that the Defect is due to CMC’s fault and not as a result of any third party or Customer action or inaction and CMC accepts that finding, then CMC will use Commercially Reasonable Efforts to either replace or rework the Defective Product at CMC’s election and at no additional cost to Customer. CMC will undertake those efforts as soon as reasonably practicable taking into account CMC’s other obligations and commercial commitments to third parties.

6.10.2	If there is a dispute regarding a Defect (“Disputed Product”), then (a) analysts from both parties must directly communicate to determine that the parties’ respective methods of analysis are the same and are being executed in the same manner and to attempt to determine whether any non-compliance may have been caused during the shipment of the sample from CMC’s Facility, and (b) carefully controlled and split samples as agreed must be sent from one site to the other for testing. This process may involve Customer sending a representative and a sample of the Disputed Product to CMC, and the parties conducting jointly agreed on tests on the samples. The parties must use good faith efforts for a period of 30 days after completing those tests to resolve whether the Disputed Product is Defective due to CMC’s failure to manufacture in accordance with this agreement.

6.10.3	If the parties cannot resolve their dispute in the manner described above as to whether a Disputed Product meets the Specification, the parties must require an independent agreed-on laboratory to test the Disputed Product. The costs of the independent laboratory will be shared by the parties equally; provided, however, that the party that is determined to be incorrect as to whether the Disputed Product meets the Specification will be responsible for those reasonable costs and must reimburse the correct party for its share of the reasonable costs incurred. The decision of the independent laboratory must be in writing. The decision will be binding on the parties as to whether the Disputed Product meets the Specification unless there has been a manifest error, in which case, the parties will revert to the dispute resolution procedure in Section 15.

6.11	Rejected Product. Customer must segregate and must not use any Product for any human clinical testing or trials or any other purpose (other than compliance testing pursuant to this Section 6) after it becomes aware of a basis for rejection or a Defect Notice. On a final determination that any Product is Defective, Customer must either (a) return all remaining Product to CMC, or (b) destroy all remaining Product, in either case, at CMC’s election and as soon as possible after request by CMC.

6.12

Examination and Correction of Non-Manufacturing Deliverables. Customer must promptly examine and test the Deliverables (other than Products) for any non-conformity with any applicable standards that those Deliverables are required to meet under this

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

agreement. Where any alleged non-conformity is identified, Customer must notify CMC in writing within 45 Business Days after delivery of the Deliverable. To be effective, that notice must identify the Deliverable and provide reasonable detail of the non-conformity. From receipt of the notice, CMC must promptly investigate whether the non-conformity is due to CMC’s negligence or failure to comply with its obligations under this agreement and must report to Customer within 20 Business Days after receipt of the notice whether it accepts responsibility for the non-conformity. If Customer demonstrates that the non-conformity is due to CMC’s fault and not as a result of any third party or Customer action or inaction and CMC accepts that finding, then CMC will use Commercially Reasonable Efforts to either promptly replace or correct the Deliverable at no additional cost to Customer; provided, that Customer has timely and properly notified CMC of the non-conformity per this Section 6.12.

6.13	Exclusive Remedies. The remedies and obligations under Sections 6.9 and 6.10 are Customer’s sole remedy for Defective Products. The remedies and obligations under Sections 6.12 are Customer’s sole remedy for defective or non-conforming Deliverables that are not Products.

7.       PRICE AND PAYMENT TERMS

7.1	Amounts. All amounts stated in this agreement are denominated, and must be paid, in U.S. Dollars. The Price stated in the Work Statement is exclusive of (a) taxes, duties and other fees imposed by any government authority (other than taxes on CMC’s income); (b) external analysis costs; (c) raw materials and (d) shipping and handling. Customer must pay these amounts in addition to the Price. Customer must also reimburse CMC for all travel costs requested by or required by Customer.

7.2	Payment Schedule. Unless a different payment schedule is provided in the Work Statement, CMC will issue invoices for the Price of Stages as follows:

7.2.1	For all Stages other than those described in Section 7.2.2:

(a)	50% of the Price of each Stage on commencement of the Stage; and

(b)	50% of the Price of the Stage on completion by CMC.

7.2.2	For all Stages where the Stage relates to the manufacture of cGMP Product or where the performance of the Stage takes place in CMC’s GMP facility:

(a)	25% of the Price of the Stage as a non-refundable fee on the date of this agreement;

(b)	25% of the Price of the Stage 30 days before the Commencement Date of that Stage;

(c)	40% of the Price of the Stage once the Drug Substance has been purified and put into containers; and

(d)	10% of the Price of the Stage on Delivery.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

For clarity, external analysis costs, raw materials and shipping and handling for Stages will be invoiced separately.

7.3	Incidental Costs

7.3.1	Raw Materials. The costs for raw materials and handling are described in the Work Statement.

7.3.2	External Analysis. The costs and handling for external analysis are described in the Work Statement.

7.3.3	Handling Fees. Customer must pay CMC a handling and processing fee for shipments as described in Appendix II, which covers packaging and other costs for preparing Deliverables for shipment.

7.3.4	Other Fees. Customer must pay CMC the other fees as described in Appendix II if relevant.

7.4	Payments. Unless otherwise directed by CMC, all invoices must be paid by wire transfer of immediately available funds to the following account:

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Routing & Transit #: #########

Account #: ##########

Unless otherwise stated on an invoice, Customer must pay all invoices in full without any deductions within 30 days after issue by CMC.

7.5	Late Payments. If any undisputed amount is not paid in full when due under this agreement, CMC may

7.5.1	charge Customer interest at a rate of [*] on the overdue amount on a compounded basis until payment is received, and

7.5.2	suspend the performance of the Services. Where performance is suspended, CMC will have no liability to Customer for the suspension or delay in the Timeline.

7.6	Acceptance of Invoices. All invoices will be considered accepted by Customer unless Customer notifies CMC to the contrary within five Business Days after delivery of the applicable invoice.

8.       INTELLECTUAL PROPERTY

8.1	Pre-Existing Intellectual Property. Each party retains sole ownership of any Intellectual Property owned or controlled by that party as of the Effective Date or before the commencement of the Services (“Pre-Existing IPR”). The parties agree and acknowledge that Customer sublicenses the Lonza Technology, and that Lonza Technology shall be treated as Customer Pre-Existing IPR for purposes of this Agreement. Nothing in this agreement assigns or transfers ownership of Pre-Existing IPR.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

8.2	CHEF1 Technology. Notwithstanding anything to the contrary in this agreement, CMC retains sole ownership of all right, title and interest in (a) the CHEF1 Technology; (b) any polynucleotides or vectors comprising any CHEF1 Technology and any host cells transfected with those polynucleotides or vectors; (c) all Intellectual Property rights in any of (a) or (b); and (d) all improvements or modifications to any of (a), (b) or (c) (collectively, “CHEF1 Property”). Nothing in this agreement grants or obligates CMC to grant any rights in the CHEF1 Property to Customer or any third party, except to the extent that the CHEF 1 Property results in an improvement to, invention relating to, or is otherwise incorporated into the Product, Drug Substance, Cell Line or Process pursuant to the Services or any Work Order, in which case all right, title and interest in such improvement, invention or Process shall be Customer IPR

8.3	Customer’s Grant of License for the Services. Customer hereby grants to CMC and its Affiliates for the Term a non-exclusive, royalty-free, sublicensable, license, or sublicense, as the case may be, under the Customer Intellectual Property Rights and Customer IPR solely to the extent required for the proper performance of the Services. This license terminates automatically on the termination of this agreement.

8.4	Intellectual Property Created in the Course of the Services. Without affecting Section 8.2, all data, information and Intellectual Property first generated by or on behalf of Customer in the performance of the Services and that is solely and specifically related to the Cell Line, Drug Substance or Product and not useful for general biologics manufacturing activities unrelated to the Cell Line, Drug Substance or Product will be owned by Customer (“Customer IPR”). CMC hereby assigns (and shall cause all of its contractors and its and their respective personnel to assign) to Customer all right, title and interest of CMC in any Customer IPR.

8.5	CMC IPR. All Pre-Existing IPR of CMC and all Intellectual Property developed by or on behalf of CMC or any of its contractors in the performance of the Services other than Customer IPR (collectively, “CMC IPR”) will be owned by CMC. Customer hereby assigns to CMC all right, title and interest of Customer in any CMC IPR.

8.6	License to CMC IPR. Provided that Customer has satisfied its payment obligations under this agreement, CMC hereby grants to Customer a perpetual, irrevocable, non-exclusive, royalty free, sublicensable, worldwide, transferable license to use CMC Intellectual Property Rights and CMC IPR (excluding any CHEF1 Property) owned or controlled by CMC (or any of its successors or assigns to the extent necessary or desirable to make, have made, use, sell, offer to sell and import the Product and use the Cell Line or Process to manufacture Product. However, this license does not include the right to disclose any Confidential Information of CMC or CMC’s Know-How to a third party, unless such third party agrees to maintain the confidentiality of such Confidential Information and CMC’s Know-How and use such Confidential Information and CMC’s Know-How solely in connection with the manufacture of Customer’s Product. This license automatically terminates if CMC terminates the Term pursuant to Section 12.2.1 or 12.4.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

8.7	Right to File for Protection. Each party may file patent protection on any Intellectual Property it owns in accordance with Section 8.1, 8.2, 8.4 or 8.5, and the other party will promptly on request cooperate at the requesting party’s reasonable expense, with any requests to assist or enable the party’s protection including signing and delivering documents and other information necessary for the valid application and prosecution of any patent.

8.8	Party’s Name. Except as otherwise provided in this agreement or required by any applicable law, regulation or order of an administrative agency or court of competent jurisdiction, neither party shall use the name of the other party or of the other party’s Affiliates, directors, officers or employees in any advertising, news release or other publication except that CMC may identify Customer by name as a customer of CMC.

8.9	No Implied Licenses. Except for the licenses expressly granted in this agreement, no rights or licenses are granted by implication, estoppel or otherwise.

8.10	Third Party Intellectual Property. Unless specifically approved by Customer in writing, CMC will not use any Intellectual Property of any third party in connection with the Services or develop any Process, Cell Line, Drug Substance or Product in a manner such that use of any Intellectual Property of any third party would be necessary or desireable for the practice of such Process or for the production or use of such Cell Line, Drug Substance or Product.

9.       CONFIDENTIAL INFORMATION

9.1	The Recipient Party must

9.1.1	use the Confidential Information of the Disclosing Party as reasonably necessary to carry out this agreement;

9.1.2	protect the Confidential Information of the Disclosing Party against unauthorized use or disclosure applying standards of care reasonably expected and no less stringent than the standards applied to protection of Recipient Party’s own confidential information of a similar nature; and

9.1.3	not disclose any Confidential Information of the Disclosing Party to any person or entity except to its Permitted Recipients but then only on a need-to-know basis to those Permitted Recipients who are bound by confidentiality restrictions as restrictive as this Section 9.

9.2	The obligations in Section 9.1 do not apply to information that:

9.2.1.	at the time of its disclosure by the Disclosing Party, was available to the public and could be obtained without reference to the Confidential Information by any person with no more than reasonable diligence;

9.2.2	becomes generally available to the public other than by reason of a breach of this agreement or any breaches of confidence by the Recipient Party or its Permitted Recipients;

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

9.2.3	at the time of disclosure and as evidenced by the Recipient Party’s written records, was lawfully already within its possession; or

9.2.4	is independently developed by the Recipient Party without reference to the Confidential Information of the Disclosing Party.

9.3	The Recipient Party may disclose certain Confidential Information of the Disclosing Party, without violating the obligations of this agreement, to the extent that disclosure is required by and in compliance with a valid order of a court or other governmental body having jurisdiction, provided that the Recipient Party provides the Disclosing Party with reasonable prior written notice of the disclosure and makes a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order preventing or limiting the disclosure.

9.4	If the Recipient Party or any of its Permitted Recipients becomes aware of any actual or potential unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Recipient Party must inform the Disclosing Party as soon as reasonably possible after it becomes aware of that actual or potential unauthorized use or disclosure. The Recipient Party must cooperate in any action that the Disclosing Party may decide to take.

9.5	Except as otherwise provided in this agreement or otherwise required by law, neither Customer nor CMC will disclose any terms of this agreement to any third party without the prior written consent of the other party except to its Permitted Recipients but then only on a need-to-know basis to those Permitted Recipients who are bound by confidentiality restrictions as restrictive as this Section 9 .

9.6	Except as provided in Section 9.7, on the termination of this agreement or at the request of the Disclosing Party, the Recipient Party must promptly return to the Disclosing Party any Confidential Information of the Disclosing Party then in its possession or control except where that Confidential Information is covered under surviving license rights between the parties. However, each party may retain in its legal files a single copy of any document that contains the Disclosing Party’s Confidential Information solely for the purpose of determining the scope of the obligations under this agreement. Neither party is obligated to destroy electronic files securely archived in accordance with its customary data retention policies.

9.7	Notwithstanding anything to the contrary, both during and at all times after the Term, Customer and its successors, assigns and licensees may use and disclose any Confidential Information of CMC that is included in the CMC Intellectual Property Rights or CMC IPR (excluding any CHEF1 Property) in accordance with the license granted to Customer in Section 8.6.

9.8	Notwithstanding anything to the contrary, all information included in the Customer IPR that solely and specifically relates to the Process, the Cell Line, the Drug Substance or the Product and not useful for general biologics manufacturing activity unrelated to the Cell Line, Drug Substance or Product shall be deemed to be Customer’s Confidential Information and not CMC’s Confidential Information, and the exceptions in Section 9.2 shall not apply to such Confidential Information.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

10.      LIMITED WARRANTIES

10.1	Customer Warranties. Customer warrants and represents to CMC that:

10.1.1	Customer has all necessary rights to supply to CMC the Customer Materials (including the Cell Line if provided by Customer) and the Customer Intellectual Property Rights, and CMC has and will have the right to use those items for the performance of the Services and manufacture of the Product;

10.1.2	the Materials and Safety Data Sheet is accurate and complete in all material respects and the Customer Materials (including the Cell Line if provided by Customer) are free from all contaminants, including virus, bacteria (other than the Cell Line itself) and other vectors, and if handled and used in accordance with the Materials and Safety Data Sheet supplied by Customer will not, to Customer’s knowledge, cause a health hazard or biohazard;

10.1.3	to its knowledge, the use of the Cell Line and Process, the Customer Materials, the Customer Intellectual Property Rights and the manufacture of the Product does not and will not infringe any Intellectual Property rights of any third parties; and

10.1.4	(a) to its knowledge, the Cell Line and Process if provided by Customer and Customer Materials are viable, adequate and suitable for the effective performance of the Services and manufacture of the Product according to the Specification, (b) it knows of no reason (suspected or otherwise) why the Objective cannot be achieved or the Services successfully performed and (c) the information supplied to CMC regarding the Cell Line provided by Customer and Process is accurate and complete in all material respects.

10.2.	CMC Warranties. CMC warrants and represents to Customer that:

10.2.1	it has the necessary permits, facilities, third party contractors and skilled personnel that may be reasonably anticipated to be necessary of a biologics contract manufacturer for the regular provision of manufacturing and development services of biologic material;

10.2.2	all Deliverables will be Delivered free of financial encumbrances or liens created by CMC but no warranty is given in this Section 10.2.2 as to (a) noninfringement of third party Intellectual Property rights, or (b) freedom to use;

10.2.3.	to its knowledge, the CMC Intellectual Property Rights used in the Services do not infringe third party Intellectual Property rights except that no warranty is given to the extent that infringement arises from the combination of CMC Intellectual Property Rights with the Cell Line, Process, Customer Materials or Customer Intellectual Property Rights;

10.2.4	where Stages are to be performed according to cGMP, CMC will apply the appropriate cGMP standards to the performance of those Stages;

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

10.2.5	the Services will performed in accordance with the Regulatory Obligations and all applicable industry standards;

10.2.6	where Product is released with a Certificate of Analysis by CMC, the Product at the time of release will comply with the criteria specified in that Certificate of Analysis;

10.2.7	neither it nor any of its officers, employees or other persons associated with it has been or is listed by any government agency as being debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for participation in government procurement programs or other government contracts.

10.3	Disclaimer of All Other Warranties. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR THOSE EXPRESS WARRANTIES IN THIS SECTION 10, NEITHER PARTY MAKES OR GIVES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED (WHETHER BY STATUTE, CUSTOM, COURSE OF DEALING OR OTHERWISE) AND EACH PARTY HEREBY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT AND TITLE.

11.      INDEMNIFICATION

11.1	CMC’s Indemnity. Customer must indemnify and defend CMC and its Affiliates and each of their respective directors and officers and Testing Laboratories (“CMC Parties”) against any and all losses, demands, claims, liabilities, damages, costs and expenses (including court costs and reasonable attorneys’ fees and expenses) (“Claims”) that the CMC Parties incur as a result of any of the following, except to the extent caused by a CMC Party’s negligence or misconduct:

11.1.1	alleged or actual infringement or misappropriation of any Intellectual Property rights of any third party arising from CMC’s use of the Cell Line, Process, Customer Intellectual Property Rights or Customer Materials (in each case, except to the extent covered by CMC’s obligations under Section 11.2);

11.1.2	Claims resulting from the administration, use, handling, storage or other disposition of the Product or Drug Substance in any form;

11.1.3	contamination or damage to CMC’s operations or any facility caused by the Cell Line or Customer Materials except to the extent the Cell Line and Customer Materials were not handled in accordance with the Materials and Safety Data Sheet or the Specification;

11.1.4	use of any Product that was the subject of a Release for Further Processing in accordance with Section 6.3; and

11.1.5	any acts or omissions of any third party auditor of Customer.

11.2	Customer’s Indemnity. CMC must indemnify and defend Customer and its Affiliates and each of their respective directors and officers (“Customer Parties”) against any and all Claims that the Customer Parties incur as a result of any of the following, except to the extent caused by a Customer Party’s negligence or misconduct:

CMC CONFIDENTIAL	15

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

11.2.1	inaccuracy in a Certificate of Analysis such that the certified Product at the time of Delivery does not meet the Specification when certified to meet it;

11.2.2	failure of CMC to manufacture the Product according to cGMP when the Product is released by CMC at the time of Delivery as a cGMP Product;

11.2.3	actual or alleged infringement or misappropriation of any Intellectual Property rights of any third party to the extent that infringement or misappropriation is due to CMC’s use of the CMC Intellectual Property Rights in the performance of the Services or any Process, Cell Line or other item developed by CMC (but excluding claims where the use is in combination with the Cell Line, Customer Materials, Process or Customer Intellectual Property Rights and there would not be any infringement absent such combined use); and

11.2.4	CMC’s breach of any of its warranties or obligations under Sections 2.2, 4.2, 4.3, 5.1, 6.1, 6.2, 6.6, 6.7, 9, 10.2 of this Agreement.

11.3	Indemnification Procedure. The party (“Indemnitee”) that claims indemnification under this Section 11 must:

11.3.1	promptly, and in any event within 15 Business Days of it receiving notice of the Claim, notify the other party (“Indemnitor”) in writing of the Claim; provided, that failure to give that notice will not relieve the Indemnitor of its indemnification and defense obligations except to the extent the failure materially prejudices the ability of the Indemnitor to defend against the Claim;

11.3.2	permit the Indemnitor to control the defense of the Claim; and

11.3.3	have the right (at the Indemnitee’s expense) to participate in the defense of the Claim.

11.4	Settlement. The Indemnitor must not settle or consent to an adverse judgment in any Claim indemnified by the Indemnitor that adversely affects the interests of the Indemnitee or imposes additional obligations on the Indemnitee, without the prior written consent of the Indemnitee.

11.5	IP Claims. Each party must promptly (and within five Business Days if permissible under applicable law or stock exchange rules) notify the other party of any third party allegation of infringement or misappropriation of any third party Intellectual Property rights due to the handling, storage or use of the Cell Line, Customer Materials, Customer Intellectual Property Rights or CMC Intellectual Property Rights or the manufacture of the Product.

12.      TERM AND TERMINATION

12.1	Term. The term of this agreement commences on the Effective Date and terminates on the later of (a) the date that all Stages under all Work Statements have been completed and (b) ten years from the Effective Date, unless sooner terminated in accordance with Section 4.3, 12.2, 12.3, 12.4, 12.5 or 15.1 or extended by mutual written agreement of the parties (“Term”).

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

12.2	Termination for Default. Either party (“Non-Defaulting Party”) may terminate this agreement on notice to the other party (“Defaulting Party”) if

12.2.1	the Defaulting Party fails to pay any amount payable under this agreement within 20 Business Days after the due date;

12.2.2	the Defaulting Party commits a material breach of its obligations under this agreement and fails to remedy it during a period of 20 Business Days starting on the date of receipt of notice from the Non-Defaulting Party identifying the breach and requiring it to be remedied;

12.2.3	a petition is filed against the Defaulting Party for an involuntary proceeding under any applicable bankruptcy or other similar law and that petition has not been dismissed within 60 days after filing or a court having jurisdiction has appointed a receiver, liquidator, trustee or similar official of the Defaulting Party for any substantial portion of its property, or ordered the winding up or liquidation of its affairs; or

12.2.4	the Defaulting Party commences a voluntary proceeding under applicable bankruptcy or other similar law, has made any general assignment for the benefit of creditors, or has failed generally to pay its debts as they become due.

12.3	Termination for Convenience

12.3.1	Customer may terminate this agreement or any Stage of the Services at any time before completion of the Services or Stage by giving no less than 60 Business Days’ notice in writing to CMC detailing the Stages of the Services that are to be terminated.

12.3.2	CMC may terminate this agreement at any time after the completion of all Stages under all Work Statements and there are no Services contemplated under this agreement by giving 30 days’ written notice to Customer; provided that the parties shall negotiate in good faith for additional Services or a commercial supply agreement prior to any such termination by CMC.

12.4	Termination for Scientific or Technical Difficulties. CMC may terminate this agreement or any Stage on 60 Business Days’ notice if CMC reasonably concludes that it cannot technically or scientifically deliver the Services contemplated by this agreement or any Stage despite applying its Commercially Reasonable Efforts. During the 60-Business Days’ notice period or when CMC notifies Customer that it has become aware that a technical or scientific problem has or may arise, the parties must in good faith discuss the difficulties and scientific and technical hurdles in an attempt to resolve those problems. If the parties agree during those discussions that the Services can be delivered then the notice to terminate will expire and this agreement (or the Stage as the case may be) will continue in effect. If agreement cannot be reached this agreement or Stage, at CMC’s election, will terminate on expiration of the 60-Business Days’ notice period.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

12.5	Termination for Certain Unresolved Indemnity Claims. If a Claim for indemnification is made under Section 11.1.1 or 11.2.3 and the parties do not reach an agreement to settle or overcome the Claim within 90 Business Days after notification under Section 11.3.1, the party to whom the indemnity Claim has been made, may, on 20 Business Days’ notice in writing terminate this agreement.

12.6	Effect of Termination

12.6.1	Upon termination of this agreement for any reason, Customer shall pay to CMC:

(a)	undisputed payments due by Customer to CMC for Services performed up to and including the day of termination for all completed Stages and for partially completed Stages an amount calculated on a pro-rata basis taking into account the Price for the cancelled Stages (fairly determined by the Project Team taking into account FTE hours, materials, profit element and irreversible commitments incurred by CMC);

(b)	undisputed payments due pursuant to Section 5.2; and

(c)	undisputed payments due at the time of termination pursuant to Section 7 and also in accordance with the payment terms in the Work Statement.

12.6.2	Upon termination of this agreement for any reason, provided that Customer has paid all undisputed amounts outstanding, CMC will, within 30 days of (a) those payments having been made or (b) the date of termination of this agreement, (whichever is the later) provide the Customer with all Deliverables then manufactured or generated and all transferable work in progress and all Product then manufactured and released, subject to Regulatory Obligations at Customer’s sole risk.

12.7	Survival. Termination will not affect the accrued rights of CMC or Customer arising under this agreement before the effective date of termination. The provisions of this agreement which by their terms would continue beyond any termination or expiration of this agreement, including Sections 1, 3.4, 6.7, 7, 8, 9, 11, 12.6, 13, 14 and 15 will survive termination or expiration of this agreement to the degree necessary to permit their complete fulfillment or discharge.

13.      TECHNOLOGY TRANSFER

13.1	Scope. Upon termination or during the notice period for termination of this agreement, other than where Customer is the “Defaulting Party,” Customer may seek assistance from CMC for the transfer to a single skilled and qualified manufacturer of the then-current Process solely for the purpose of manufacturing Product for Customer (“Technology Transfer”); provided, that CMC is not obligated to transfer any CHEF1 Property. Following CMC’s receipt of that request, the parties will establish a schedule and plan for effecting the transfer and CMC will cooperate with Customer in implementing that plan. As part of the Technology Transfer CMC will make available for collection, subject to any Regulatory Obligations and rights of third parties and Section 12.6.2, all Customer Materials, Cell Line and one copy of all documentation (to the extent not previously delivered to Customer) generated pursuant to the Services (exclusive of CMC’s SOPs) up to the date of termination.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

13.2	Limits. The obligations of CMC under Section 13.1 will only be exercisable by Customer within a period of 180 days after the date of termination and CMC is not obliged to commit any human resources greater than 60 FTE days. Customer must pay CMC’s costs of cooperating with and providing the Technology Transfer at a daily FTE rate of $2,000 or as agreed upon in a Work Statement and all other costs will be charged at cost plus 10%. Customer will not, and CMC will not be obliged to, transfer any CMC Intellectual Property Rights or CMC IPR pursuant to this Technology Transfer until the contract manufacturer to whom the Process is transferred enters into a confidentiality agreement and limited royalty free license to use CMC’s Confidential Information, CMC Intellectual Property Rights and CMC IPR solely in connection with the manufacture of Customer’s Product with Customer in order to protect CMC’s Confidential Information, CMC Intellectual Property Rights and CMC IPR.

14.      LIMITATIONS OF LIABILITY

14.1	Limitation of Liability. CMC’s aggregate liability to Customer for any loss or damage suffered by Customer as a result of breach of this agreement or any other liability (except for gross negligence, willful misconduct or misrepresentation or claims under the indemnities) under this agreement or in connection with the Services is limited, in the aggregate, to [*].

14.2	Disclaimer of Certain Damages. EXCEPT AS PROVIDED IN SECTION 14.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR SPECIAL DAMAGES ARISING OUT OF ITS BREACH OF THIS AGREEMENT OR ANY OTHER LIABILITY (INCLUDING NEGLIGENCE, MISREPRESENTATION OR CLAIMS UNDER THE INDEMNITIES) ARISING IN CONNECTION WITH THIS AGREEMENT, EVEN IF THOSE DAMAGES WERE FORESEEABLE AND WHETHER THOSE DAMAGES ARISE IN TORT, IN CONTRACT OR OTHERWISE.

14.3	Exclusions. The limitations in Sections 14.1 and 14.2 do not apply to (a) claims arising from either party’s gross negligence or willfull misconduct; (b) liability for any fraud or fraudulent misrepresentation; (c) amounts owing by a party under Section 7; or (d) claims indemnified by Customer under Section 11.1.

15.      MISCELLANEOUS

15.1

Excused Performance. CMC will not be liable to Customer nor be considered to have breached this agreement for failure or delay in performing to the extent, and for so long as, the failure or delay is caused by or results from causes beyond the reasonable control of CMC including but not limited to: acts of state or governmental action, orders, legislation, regulations, restrictions, priorities or rationing, riots, disturbance, war (declared or undeclared), strikes, lockouts, slowdowns, prolonged shortage of energy supplies, interruption of transportation, embargo (inability to procure or shortage of supply materials, equipment or production facilities), fire, earthquake, flood, hurricane, typhoon, explosion and accident. CMC must notify Customer of any force majeure event that prevents CMC from performing the Services. If a force majeure event continues for more

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

than 180 days after CMC’s notice, and is adversely affecting the performance of this agreement, each party will have the right terminate this agreement on 30 days’ notice. In that event, Customer will pay for all Services performed prior to the date of termination. In addition, Customer will not have any claim for damages as a result of such termination or non-performance of the Services.

15.2	Insurance. During the Term, the parties must maintain a comprehensive general liability, product liability and umbrella liability insurance with insurance companies and in amounts as is customary for companies in their respective industry and conducting activities of comparable size and scope for (a) [*] after the termination of this agreement, or (b) the last use of the Product.

15.3	Amendment. Other than as provided for elsewhere in this agreement, any amendment of this agreement (or any document entered into pursuant to this agreement) will be valid only if it is in writing and signed by each party.

15.4	Assignment. This Agreement is not assignable by either party except with the written consent of the other party; provided, however that either party may assign this Agreement to any of its Affiliates and in the event of a sale of all or substantially all of the assets or stock of such party without the consent of the other party.

15.5	Subcontracting. CMC may subcontract to (a) its Affiliates, any of the Services provided that the Affiliate may not further subcontract those Services; (b) Testing Laboratories, only those parts of the Services identified in the Work Statement; and (c) any other third party, any of the Services, with the prior written consent of Customer (that consent not to be unreasonably withheld, delayed or conditioned). CMC will remain responsible for the activities of its subcontractors except to the extent that Customer requires CMC to use a subcontractor that Customer selects over CMC’s objection.

15.6	Waiver. In no event will any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

15.7	Severability. If any provision of this agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, that invalidity or unenforceability will not affect the other provisions of this agreement which shall remain in full force and effect. The parties must, in the circumstances referred to in this Section 15.7, attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision that achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.

15.8	Notices. Any notice or other communication given under this agreement (including under Section 3.4 or 6.6) must be in writing and in English and signed by or on behalf of the party giving it and must be given by hand or by delivering it or sending it by prepaid post or overnight delivery service, to the address and for the attention of the relevant party set out in this Section 15.8 (or as otherwise notified by that party under this Section 15.8). Any notice will be deemed to have been received:

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

15.8.1	if hand delivered or sent by prepaid overnight delivery service, at the time of delivery; or

15.8.2	if sent by post, five Business Days from the date of posting.

The addresses of the parties for the purposes of this Section 15.8 are:

CMC ICOS Biologics, Inc.

22021 20th Ave. S.E.

Bothell, Washington U.S.A. 98021

For the attention of: Legal Department

Customer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

For the attention of: Michael D. Mulholland

 Chief Financial Officer

CMC has no obligation to notify any person or entity other than as provided in Section 15.8.

15.9	Applicable Law. This agreement will be interpreted and governed, and all rights and obligations of the parties determined, in accordance with the laws of the state of New York (regardless of choice of law provisions to the contrary). The parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended.

15.10	Dispute Resolution. Before resorting to litigation, unless emergency relief is required by either party when either party will be free to resort to litigation, the parties must use their reasonable efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this agreement (or its construction, validity or termination) (a “Dispute”). If a Dispute cannot be settled through negotiations by appropriate representatives of each of the parties, either party may give to the other a notice in writing (a “Dispute Notice”). Within seven days of the Dispute Notice being given the parties must each refer the Dispute to their respective Chief Executive Officers, who shall meet in order to attempt to resolve the dispute. If within 30 days of the Dispute Notice (a) the Dispute is not settled by agreement in writing between the parties or (b) the parties have failed to discuss the Dispute or use good faith negotiations, the Dispute may be submitted to and finally be settled by the state or federal courts located in the state of New York.

15.11	Relationship of the Parties. Nothing in this agreement operates to create a partnership or joint venture between the parties or authorizes either party to act as agent for the other. Neither party has authority to act in the name of or otherwise to bind the other in any way.

15.12

Entire Agreement. This agreement, and the documents referred to in it, constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this agreement. If any

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

term of this agreement conflicts with any term of the Quality Agreement, the conflicting term of this agreement will prevail except for issues related to quality or quality-related activities. This Agreement is written in English, and the English version of this Agreement will control.

15.13	Counterparts. This agreement may be executed in any number of counterparts.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

THIS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT has been executed by the parties on the date first written above.

)
CMC ICOS Biologics, Inc.	)
)
Signature: /s/ Gustavo Mahler	)
)
Print Name: Gustavo Mahler	)
)
Position: CEO & President	)
)

)
CUSTOMER	)
)
Signature: /s/ Nader Pourhassan	)
)
Name: Nader Pourhassan	)
)
Position: President and CEO	)
)

CMC CONFIDENTIAL	23

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

APPENDIX I

Definitions

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or is under common control with that entity. For this definition, “control” means that more than 50% of the controlled entity’s shares or ownership interests representing the right to make decisions for that entity are owned or controlled, directly or indirectly, by the controlling entity.

“Batch” means one fermentation run using the Cell Line at a specified fermenter scale and those harvesting, purification, analytical and further processing steps applicable to the manufacture of Drug Substance from that run as described in the Work Statement.

“Business Day” means any day that is not a Saturday, Sunday or U.S. public holiday.

“Cell Line” means the cell line described in the Work Statement provided by Customer or to be developed by CMC using Customer Materials as part of the Services, and any modified strains of that cell line constructed in accordance with the Services and any progeny clone of those cell lines.

“Certificate of Analysis” means CMC’s standard form certificate of analysis confirming that Product to which the certificate relates meets the Specification and any other criteria identified on the certificate.

“cGMP” means Current Good Manufacturing Practices as promulgated under each of the following as in effect on the Effective Date and as amended or revised after the Effective Date: (a) the U.S. Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210 and 211) and other FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of investigational drugs; and (b) the ICH guide Q7a “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” as applied to investigational drugs (Section 19).

“cGMP Batch” means a Batch that is stipulated in the Work Statement to be manufactured according to cGMP.

“cGMP Product” means Product manufactured under a cGMP Batch.

“CHEF1® Technology” means the Chinese Hamster EF-1 regulatory DNA (“CHEF1”) as further described in US Patent Number 5,888,809 and the technology described in US Patent Number 5,888,809.

“CMC Facility” means CMC’s then current facility at Bothell, Washington or any of CMC’s or its Affiliates’ facilities in Berkeley, California, Copenhagen, Denmark or as specified in writing in a Work Statement.

“CMC Intellectual Property Rights” means Intellectual Property rights and CMC Know-How (excluding CHEF1 Technology) owned or controlled by CMC and used in the Services.

“CMC Know-How” means all information, techniques and technical information known to CMC or developed during the Services (excluding the CHEF1 Technology or improvements thereto) that are not of general public knowledge.

“Commencement Date” means, with respect to a cGMP Batch, the date on which an ampoule of cells is thawed for the fermentation or cell culture for manufacture of Drug Substance.

“Commercially Reasonable Efforts” means the degree of skill, care, diligence, prudence, knowledge and effort which would be reasonably and ordinarily expected of a skilled and experienced company engaged in the development of manufacturing processes for, and the cGMP manufacture of, biological products that are similar to the Product and/or the intermediate Products in compliance with good industry standards.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

“Confidential Information” means information of a confidential nature and in any form (oral, written or otherwise) the use of which is governed according to the provisions of Section 9.

“Customer Intellectual Property Rights” means Intellectual Property rights and Customer Know-How owned by Customer or licensed to Customer by a third party covering any aspect of the Services or materials, techniques or processes used in the Services. Customer Intellectual Property rights shall include Lonza Technology.

“Customer Know-How” means ideas, concepts, discoveries, inventions, developments and non-public, confidential or proprietary trade secrets, techniques, methodologies, modifications, innovations, improvements, designs and design concepts, and any other information that is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, or regulatory approval of products or processes, including but not limited to all information, techniques and technical information known to Customer in connection with the Cell Line, Customer Materials or Process which is not of general public knowledge.

“Customer Materials” means the Cell Line, vectors, plasmids and all other materials supplied by Customer, its Affiliate or agent to CMC or made available to CMC by Customer including, without limitation, those described in the Work Statement.

“Deliverables” means the data, results and materials generated from the performance of the Services including Drug History Record and Product.

“Drug History Record” means all lot disposition documentation relevant to a cGMP Batch to be provided to Customer with the Product from that cGMP Batch as described in the Work Statement, including a Certificate of Analysis.

“Drug Substance” means the biological or chemical entities described or classified in the Work Statement expressed by the Cell Line in fermenter and harvested, purified, processed and filtered in bulk into containers pursuant to the applicable Process.

“Intellectual Property” means all intellectual property rights, including patents and patent applications, and any and all continuations, continuations-in-part, divisionals, utility models, extensions (including extensions under the U.S Patent Term Restoration Act), renewals, substitutions and additions thereof and all reissues, revalidations and re-examinations thereof, including any and all patents issuing there from and any and all foreign counter-parts thereof, supplementary protection certificates, utility models, trademarks, database rights, rights in designs, copyrights (whether or not any of these are registered or capable of being registered) and including all applications and the right to apply for registered protection of the foregoing and all inventions, trade secrets, know-how, techniques and confidential information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term and together with any renewals or extensions.

“Lonza Technology” means the glutamine synthetase gene expression system consisting of myeloma cell line NS0, Chinese hamster ovary cell line CHO-K1sv, vector pEE12.4, vector pEE6.4 and related know-how owned by Lonza Sales AG.

“Non-Fault Delay” means a delay in the Services caused by or contributed to by (a) the acts or omissions of Customer or its representatives, including errors or defects in the Customer Materials; (b) the experimental nature of the Services or the Services being dependent on living systems; (c) additions or changes to the Services made at Customer’s request; or (d) circumstances beyond CMC’s reasonable control.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

“Objective” means the desired outcome of the Services as described in the Work Statement.

“Permitted Recipients” means the directors, officers, employees, Testing Laboratories or professional advisers who are required, on a need-to-know basis, in the course of their duties to receive and consider the Confidential Information for the purpose of enabling the relevant party to perform its obligations under this agreement; provided, that those persons are under obligations of confidence no less onerous than those set out in Section 9 imposed on the Recipient Party.

“Price” means the price for the Services (or any part or Stage of the Services as context requires) as defined in the Work Statement and itemized on a Stage by Stage basis.

“Process” means the method for manufacture, harvesting and purification of the Product.

“Product” means the Drug Substance derived from a Batch.

“Quality Agreement” means the agreement between the parties defining the quality responsibilities, including cGMP standards, regarding the performance of the Services.

“Regulatory Obligations” means those mandatory regulatory requirements applicable in Europe and the U.S. to the manufacture of cGMP Product for human use.

“Services” means any or all parts of the development and manufacturing services to be conducted by CMC as fully described in the relevant Work Statement.

“Shipping Guidelines” means the storage and transport guidelines for the Product that are determined by mutual written agreement of the parties.

“Slot” means, with respect to CMC’s cGMP manufacturing suite, the period of time the suite is reserved in preparation for and the performance of a Batch.

“Specification” means the specification of the Product either as defined in the Work Statement or as otherwise agreed between the parties or modified in accordance with Section 4.2.2.

“Stage” means a particular activity or series of conjoined activities that constitute a main step in the Services and that is more specifically identified in the Work Statement by the breakdown of the Services into numbered stages.

“Standard Operating Procedures” or “SOPs” means the standard operating procedures of CMC in place from time to time that define CMC’s methods of performing activities applicable to the Services.

“Testing Laboratories” means any third party instructed by CMC to carry out tests on the Cell Line, Customer Materials, Drug Substance or Product pursuant to the performance of the Services.

“Timeline” means the non-binding estimated timeline for the performance of the Services as set out in the Work Statement.

“Work Statement” means the work statement attached as Appendix II and any other work statements that may be agreed on by the parties during the Term, as may be revised by the written agreement of the parties from time to time. To be valid, a Work Statement must be signed by both parties.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

APPENDIX II

Incidental Fees

Raw Materials*

External Testing and Other External Costs

Packing, Shipping and Handling

Storage Fees

Out of Scope Work Agreed by the Parties

*Invoiced 60 days in advance of the Commencement Date of the applicable Stage. Raw materials that must be ordered with longer lead times will be invoiced upon placement of the order by CMC and Customer agrees to pay such invoices in accordance with the terms of the Agreement.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

APPENDIX III

Work Statement